Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	November 8, 2012
(218) 628-2217

IKONICS REPORTS 6% EARNINGS INCREASE AND EXPANSION OF

AEROSPACE BUSINESS

DULUTH, MN—IKONICS Corporation (NASDAQ:IKNX), a Duluth based imaging technology company, reported 2012 third quarter earnings of $228,000 or $0.11 per share, a 6% increase over the third quarter of 2011. Sales were $4,231,000, down 3% from the comparable quarter of 2011, which was a record third quarter. IKONICS CEO, Bill Ulland stated, “Weak export sales and a temporary purchasing delay at our largest aerospace customer contributed to the sales decease. Increased high margin sales from DTX and IKONICS Imaging partially offset this weakness and contributed to the increased profit. Our balance sheet continues to be strong with $3.9 million in cash and short-term investments, approximately $2.00 per share.”

Mr. Ulland, IKONICS CEO, added, “We are making important strides with our aerospace business. We have begun regular production of parts for a major jet engine manufacturer and anticipate a ramp up in that business in 2013. We are negotiating a long-term contract with a second-tier supplier to the commercial aviation industry, and our primary customer serving the defense industry has informed us that we should anticipate an increase in orders beginning in 2013.

Ulland also stated, “We are conducting feasibility studies of our technology with a number of potential customers to determine if it’s a good fit for their needs. In addition, we are working on joint development projects with two of the largest aerospace companies. Although these activities do not in themselves currently generate significant sales or profits, I believe they could lead to very important business.”

“Because of the increasing demand, we are again expanding our manufacturing capacity—both equipment and people—to serve the aerospace industry. During this expansion and ramp-up phase expenses may temporarily exceed revenues for this segment,” Ulland cautioned.

This press release contains forward-looking statements regarding sales, gross profits, net earnings, and new products and businesses that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, availability of equipment sold by the Company or for use with its products, raw materials costs, the ability to identify and make suitable acquisitions, the ability to control costs without impacting growth as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.

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IKONICS Corporation

CONDENSED STATEMENTS OF INCOME (unaudited)

For the Three Months and Nine Months Ended September 30, 2012 and 2011

	Three Months Ended		Nine Months Ended
	9/30/12	9/30/11	9/30/12	9/30/11
Net sales	$4,321,235	$4,361,312	$12,787,939	$12,601,843
Cost of goods sold	2,478,358	2,681,509	7,726,216	7,601,207

Gross profit	1,752,877	1,679,803	5,061,723	5,000,636
Operating expenses	1,414,472	1,383,557	4,455,019	4,232,292

Income from operations	338,405	296,246	606,704	768,344
Interest income	2,572	4,028	9,377	13,371

Income before income taxes	340,977	300,274	616,081	781,715
Income tax expense	112,865	85,597	207,292	220,150

Net income	$228,112	$214,677	$408,789	$561,565

Earnings per common share-diluted	$0.11	$0.11	$0.21	$0.28

Average shares outstanding-diluted	1,993,429	1,987,945	1,990,485	1,985,263

Condensed Balance Sheets

As of September 30, 2012 and December 31, 2011

	9/30/12	12/31/11
	(unaudited)
Assets
Current assets	$9,054,045	$8,404,194
Property, plant and equipment, net	5,447,308	5,436,902
Intangible assets, net	292,812	326,362

	$14,794,165	$14,167,458

Liabilities and Stockholders’ Equity
Current liabilities	$1,011,608	$838,915
Deferred income taxes	338,000	338,000
Long term debt	—	—
Stockholders’ equity	13,444,557	12,990,543

	$14,794,165	$14,167,458

CONDENSED STATEMENTS OF CASH FLOW (unaudited)

For the Nine Months Ended September 30, 2012 and 2011

	9/30/12	9/30/11
Net cash provided by operating activities	$566,939	$465,752
Net cash used in investing activities	(214,892)	(334,980)
Net cash provided by financing activities	30,123	67,631

Net increase in cash	382,170	198,403
Cash at beginning of period	1,867,165	1,291,383

Cash at end of period	$2,249,335	$1,489,786